Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Alto Ingredients, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	(1)	2,500,000	(2)(3)	$2.62	(1)	$6,550,000	$110.20 per $1,000,000	$721.81
Total Offering Amounts								$6,550,000		$721.81
Total Fee Offsets										$0.00
Net Fee Due										$721.81

(1)	Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of shares of Alto Ingredients, Inc. common stock, par value $0.001 per share (“Common Stock”), quoted on The Nasdaq Capital Market on June 20, 2023.

(2)	Represents additional shares of Common Stock reserved for issuance under the Alto Ingredients, Inc. 2016 Stock Incentive Plan (the “Plan”).

(3)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock.